Exhibit 99.1

The Coretec Group and Core Optics Share Exchange Moves Toward Closing; Provides Initial Sales Forecast

ANN ARBOR, MI / GLOBE NEWSWIRE / June 28, 2024 – The Coretec Group (OTCQB: CRTG), developers of silicon anode active materials for lithium-ion batteries and cyclohexasilane (CHS) for electric vehicles (EVs), cleantech, and emerging tech applications, today announced that the share exchange transaction with Core Optics, LLC has progressed toward the final closing, and can now publicly share Core Optics’ strong revenue forecast for calendar year 2024 and hyper growth in 2025. The share exchange transaction is in its final stages of documentation and due diligence, as already disclosed certain closing conditions have been resolved and others are being finalized. Once the few final conditions have been satisfied, the final closing will take place.

Core Optics is forecasting its full year aggregate revenues of approximately:

●	$8M USD (eight million dollars) for fiscal year 2024; and
●	$16M USD (sixteen million dollars) for fiscal year 2025.

The majority of this revenue growth is expected to occur in the automotive market, a global customer audience that is synergistic with the Endurion battery program. Core Optics has also expanded its workforce and physical plant to meet the demand and fulfill current orders.

This new partnership is already expanding The Coretec Group’s Endurion battery outreach, as the Core Optics team has already engaged in significant discussions with cathode manufacturers in South Korea. These manufacturers have expressed interest in partnering with Coretec to utilize Endurion in their battery developments.

“The demand for our CCM testing equipment in the automotive manufacturing sector is driving our revenue growth. As a result, we are aggressively ramping up our production to meet the demand and work through our backlog,” said Dr. Kim, Chief Executive Officer of Core Optics, LLC. “As we manage this growth, we will continue to pursue opportunities in mobile devices and drones, as well as using our technology in battery testing equipment.”

Unaudited preliminary results for Core Optic’s year ended December 31, 2023 and first quarter ended March 31, 2024 are as follows:

●         Unaudited revenue was approximately $1.81 million for its intra-year-inception to December 31, 2023 FYE period, and unreviewed revenues was approximately $0.88 million for the three months ended March 31, 2024. The revenue in 2023 was expectedly low due to Core Optics’ rollout of its electric vehicle products and services. The increase in revenue during the first quarter ended March 31, 2024 is primarily due to an increase in customer orders and the volume of customers in electric automotive markets.

●         Unaudited operating profit for its intra-year-inception to December 31, 2023 FYE period was approximately $4,500. Unreviewed operating profit for the three months ended March 31, 2024 was approximately $18,400.

●         Unaudited cash was approximately $907,000 as of December 31, 2023, and unreviewed cash was approximately $48,000 for the first quarter ended March 31, 2024. The reduction in cash between periods was due to significant capital expenditures made towards fulfilling customer purchase orders that were delivered in the first quarter and will continue to be delivered in subsequent periods.

The data presented above is preliminary and unaudited, based upon Core Optics’ estimates, and subject to further internal review by Core Optics’ management and compilation of actual results and should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles and audited by an independent registered public accounting firm. All of the data presented above has been prepared by and is the responsibility of Core Optics’ management. Core Optics’ independent registered public accounting firm has not audited, reviewed, compiled, or performed any its procedures with respect to Core Optics’ preliminary financial data. Accordingly, Core Optics’ independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this data. Core Optics’ actual results may differ from these estimates as a result of the completion of Core Optics’ audit and other developments that may arise between now and the time Core Optics’ financial results for fiscal year and relevant interim period are finalized. The preliminary information should not be regarded as a representation by the Company or Core Optics’, its management, or any of its agents as to Core Optics’ actual results for the relevant periods. Prospective investors and shareholders should exercise caution in relying on this information and should not draw any inferences from this information.

All forecasts are subject to various uncertainties and are provided by management in this release based on information available at this time and management expects that internal projections and expectations may change over time.

About The Coretec Group

The Coretec Group, Inc. is an Ann Arbor, Michigan-based developer of engineered silicon and is using its expertise to develop silicon anodes for lithium-ion batteries that will charge faster and last longer. This program is called Endurion. Silicon has the theoretical ability to hold up to 10x the amount of lithium-ions as compared to traditional graphite. Through its proprietary micron and nanoparticle approach, Endurion is loading silicon into the battery anode. A modest increase in silicon will be a game changer that will revolutionize the EV market as well as other energy storage applications.

Additionally, the Company is using its engineered silicon to develop a portfolio of other energy-focused products, including solid-state lighting (LEDs), semiconductors, and printable electronics. Coretec continues to develop CSpace, its 3D volumetric display technology with a wide array of applications including medical imaging, automotive, and others.

For more information, please visit thecoretecgroup.com.

About Core Optics

Core Optics LLC, a Virginia limited liability company, runs its operations through its Korean subsidiary, Core Optics Co., Ltd. Core Optics Co., Ltd. was established in 2023 after acquiring a compact camera module testing equipment product line. It is renowned for its involvement in a high-value enterprise centered around the production and distribution of inspection equipment tailored for compact camera modules (CCM) used in smartphones and automobiles.

For more information, please visit https://www.coreoptics.us/.

Follow The Coretec Group on

X – @CoretecGroupInc

LinkedIn – www.linkedin.com/company/24789881

YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s and/or Core Optics’ expectations with regard to the future impact on the Company’s and/or Core Optics’ results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s and or Core Optics’ actual results may differ materially from expected results. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of future financial performance given current contracts, current backlog of opportunities and conversations with new and existing customers about products and services. Furthermore, the forecasts are subject to risks and uncertainties, including securing appropriate purchase order financing and other risks and uncertainties that are beyond management’s control. We make no commitment to disclose any subsequent revisions to forward-looking statements or forecasts. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818